Exhibit 107

Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

IMARA INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction (1)(2)		Fee rate	Amount of Filing Fee
Fees to Be Paid	$34,750,000	(3)	0.0000927	$3,221.33
Fees Previously Paid	$0		0.0000927	$0
Total Transaction Valuation	$34,750,000
Total Fees Due For Filing				$0
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$3,221.33

(1)	Title of each class of securities to which transaction applies: N/A
(2)	The aggregate number of securities to which the asset sale applies: N/A
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0000927 by $34,750,000.00. The purchase price payable under the asset purchase agreement (as defined in the proxy statement) is $34,750,000.00 to be received by Imara Inc.